Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 1, 2013, with respect to the balance sheets of NewsChannel 5 Network, LLC as of December 31, 2011 and 2010, and the related statements of income, changes in member's equity, and cash flows for each of the years in the three-year period ended December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading "Experts".

/s/ KPMG LLP

Norfolk, Virginia
November 19, 2014